Chuy’s Holdings, Inc. Announces Second Quarter 2016 Financial Results

AUSTIN, Texas, August 2, 2016 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 26, 2016.
Highlights for the second quarter ended June 26, 2016 were as follows:

•	Revenue increased 16.6% to $87.9 million from $75.4 million in the second quarter of 2015.

•	Comparable restaurant sales increased 1.0% as compared to the same period in 2015, the 24th consecutive quarter of comparable restaurant sales growth.

•	Net income increased to $5.8 million, or $0.34 per diluted share, from $5.4 million or $0.32 per diluted share in the second quarter of 2015.

•	Restaurant-level EBITDA(1) increased 16.8% to $18.4 million from $15.8 million in the second quarter of 2015.

•	Four new restaurants opened during the second quarter of 2016.

(1)
Restaurant-level EBITDA is a non-GAAP measure. For a reconciliation of restaurant-level EBITDA to GAAP net income and discussion of why we consider it useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We delivered solid second quarter results that included a double-digit increase in revenue growth and a continuation of strong restaurant-level EBITDA margins of 21%. As a result, restaurant-level EBITDA grew 16.8% in the quarter. We also extended our consecutive streak of positive quarterly comparable sales growth to 24 quarters despite some weather related issues in Texas. Our development calendar has been active with the opening of four new Chuy’s restaurants during the second quarter and we have already opened two additional restaurants early in the third quarter. With 8 restaurants open year-to-date, we are on pace to reach our goal of 11 to 13 new restaurants for 2016.”
Second Quarter 2016 Financial Results
Revenue increased $12.5 million, or 16.6%, to $87.9 million in the second quarter of 2016 compared to the second quarter of 2015. The increase was driven by $13.0 million in incremental revenue from an additional 146 operating weeks provided by 13 new restaurants opened during and subsequent to the second quarter of 2015. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.

Comparable restaurant sales increased 1.0% in the second quarter of 2016 as compared to the same period in 2015. The increase in comparable sales was driven by a 1.5% increase in average check and a 0.5% decrease in average weekly customers. Comparable restaurant sales were negatively impacted by approximately 90 to 100 basis points as a result of unfavorable weather partially offset by approximately 35 to 40 basis points due to the timing of Easter. The comparable restaurant base consisted of 58 restaurants during the second quarter of 2016.
Total restaurant operating costs as a percentage of revenue remained flat at 79.0% in the second quarter of 2016 from the second quarter of 2015.
Net income for the second quarter of 2016 increased to $5.8 million, or $0.34 per diluted share, from $5.4 million, or $0.32 per diluted share in the second quarter of 2015.
Development Update
During the second quarter, four new Chuy’s restaurants were opened in Fort Worth, TX, Cary, NC, Sterling, VA and Tallahassee, FL. Subsequent to the end of the second quarter, two additional Chuy’s restaurants were opened in Chattanooga, TN and Winter Park, FL.
2016 Outlook
The Company has revised its fiscal year 2016 guidance and now expects its diluted net income per share to range from $1.05 to $1.08 versus a previous range of $1.03 to $1.07. The diluted net income per share guidance for fiscal year 2016 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of flat to 1.0% for the remainder of the year;

•	Restaurant pre-opening expenses of approximately $5.0 million to $5.9 million;

•	General and administrative expenses of approximately $17.8 million to $18.4 million versus a previous range of $17.2 million to $17.8 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of 11 to 13 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of $33.0 million to $38.0 million; and

•	Annual weighted average diluted shares outstanding of 16.8 million to 16.9 million shares.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2016 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 888-797-2983 or for international callers by dialing 913-312-4375. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 2742563. The replay will be available until Tuesday, August 9, 2016. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 77 full-service restaurants across 15 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Revenue	$87,909	$75,362	$165,963	$142,191

Costs and expenses:
Cost of sales	22,397	19,802	42,395	37,346
Labor	28,708	24,127	54,388	46,273
Operating	12,034	10,168	22,590	19,499
Occupancy	5,637	4,867	10,942	9,347
General and administrative	4,870	4,299	9,403	8,383
Marketing	692	609	1,275	1,144
Restaurant pre-opening	1,534	699	2,967	1,807
Depreciation and amortization	3,707	3,194	7,184	6,192
Total costs and expenses	79,579	67,765	151,144	129,991
Income from operations	8,330	7,597	14,819	12,200
Interest expense, net	16	30	31	77
Income before income taxes	8,314	7,567	14,788	12,123
Income tax expense	2,534	2,194	4,476	3,515
Net income	$5,780	$5,373	$10,312	$8,608

Net income per common share:
Basic	$0.35	$0.33	$0.62	$0.52
Diluted	$0.34	$0.32	$0.61	$0.52

Weighted-average shares outstanding:
Basic	16,578,537	16,470,344	16,534,569	16,460,013
Diluted	16,840,629	16,730,963	16,814,647	16,708,789

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	June 26, 2016	December 27, 2015
Cash and cash equivalents	$13,769	$8,529
Total assets	225,418	200,461
Long-term debt	—	—
Total stockholders’ equity	147,806	133,057

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level EBITDA and restaurant-level EBITDA margin. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

The following table includes a reconciliation of Net income to Restaurant-level EBITDA (dollars in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015

Net income	$5,780	$5,373	$10,312	$8,608
Income tax expense	2,534	2,194	4,476	3,515
Interest expense, net	16	30	31	77
General and administrative	4,870	4,299	9,403	8,383
Restaurant pre-opening expenses	1,534	699	2,967	1,807
Depreciation and amortization	3,707	3,194	7,184	6,192
Restaurant-level EBITDA	$18,441	$15,789	$34,373	$28,582

Restaurant-level EBITDA margin (1)	21.0%	21.0%	20.7%	20.1%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com